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                                 April 18, 1996

Coram Healthcare Corporation
1125 Seventeenth Street, Suite 1500
Denver, Colorado 80202

        Re: Registration Statement for Offering of
          2,686,656 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,686,656 shares of Common Stock of the Company, on behalf of the Selling Stockholders. The Selling Stockholders acquired the Offered Securities (i) pursuant to the T2 Settlement Agreement, which included warrants for the purchase of an aggregate of 2,250,000 shares of Common Stock; (ii) in connection with earn-out agreements among the Selling Stockholders, Curaflex and Medisys; (iii) pursuant to the TBOB 1996 Agreement; (iv) in satisfaction of certain obligations of Curaflex under an Asset Purchase Agreement dated as of September 30, 1993 among certain Selling Stockholders and the Company; (v) pursuant to a Release and Registration Agreement among certain Selling Stockholders, the Company and HealthInfusion dated April 21, 1995; and (vi) pursuant to the Nebraska Prescription Services Agreement. Capitalized terms no otherwise defined herein have the meanings contained in the Registration Statement.

     We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of agreements referenced above, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ BROBECK, PHLEGER & HARRISON LLP

                                  BROBECK, PHLEGER & HARRISON LLP

SAN FRANCISCO PALO ALTO LOS ANGELES ORANGE COUNTY SAN DIEGO NEW YORK AUSTIN DENVER LONDON*
                  *BROBECK HALE AND DORR INTERNATIONAL OFFICE